EXECUTION VERSION

January 3, 2026
Peter Zaffino
Address on file with the Company
Re:     Amendment to Employment Agreement
Dear Peter:
    On behalf of the Board of Directors (the “Board”) of American International Group, Inc. (“AIG” or the “Company”), I express deep appreciation for your many contributions to AIG since joining in 2017. Your leadership has transformed AIG, which is now positioned for a period of long-term, sustainable growth. This letter (this “letter” or this “Amendment”) amends your Employment Agreement (as defined below) to reflect our agreement regarding your retirement from AIG, Chief Executive Officer transition and your continued service as Executive Chair of the Board.
    With the execution of this agreement, you and the Company acknowledge that you have provided twelve months’ notice of your retirement from AIG as contemplated by Section 7(g) of your Employment Agreement with the Company, dated as of November 10, 2022 (your “Employment Agreement”). The period from today through January 10, 2027 is your “Retirement Notice Period.” The Company confirms that upon any termination other than for Cause (as defined in your Employment Agreement) following the Retirement Notice Period, you will have satisfied all retirement-related notice requirements for purposes of your Employment Agreement and the LTIP (as defined in your Employment Agreement) without any further action required on your behalf.
    This letter constitutes an amendment to, and forms a part of, your Employment Agreement, which you and AIG agree is hereby modified as follows:
•Term. Section 1 is amended and restated in its entirety to read:
Term. The term of Executive’s employment under this Agreement (the “Employment Term”) shall commence on the Effective Date and shall continue until terminated in accordance with the terms and conditions of Section 7 of this Agreement.
•Employment. Section 2(a) is amended and restated in its entirety to read:
Executive shall continue to be employed as Chief Executive Officer of the Company and shall report directly to the Board of Directors of the Company (the “Board”) until a new Chief Executive Officer of the Company is appointed on or about June 1, 2026 (the “Transition Date”). Following the Transition Date, Executive shall continue as Executive Chair of the Board providing assistance and advice to the new Chief Executive Officer as requested from time to time. In the capacity of Executive Chair, Executive shall report directly to the Board and have such authorities, duties and responsibilities as assigned to the Chair of the Company under Section 2.7 of the Company’s By-Laws (as amended and restated December 10, 2025 and as may thereafter be amended or restated from time to time) (the “By-Laws”) and Section III.B of the Company’s Corporate Governance Guidelines (effective March 12, 2025 and as thereafter may be amended or restated from time to time) or as may be reasonably requested by the Board and mutually agreed with Executive. No further action or documentation is required to give effect to Executive’s resignation as Chief Executive Officer upon the Transition Date, although Executive agrees to execute any further documentation that the Company may reasonably request to evidence it.

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•Short-Term Incentive Opportunity. In order to reflect your current target opportunity, the figure “$4,500,000” in Section 3(b)(1) is amended to read “$6,000,000.”
•Annual LTIP Award. Section 4(b) is amended and restated in its entirety to read:
Annual LTIP Award. Executive shall be eligible to participate in the Company’s Long-Term Incentive Program (or any successor program, “LTIP”). Executive’s annual award under the LTIP for the 2026 fiscal year shall have a grant date target value of $17,500,000, which shall be comprised 75% of performance-based RSUs (“PSUs”) and 25% of stock options to purchase Shares (“Options”). Presuming Executive has become Executive Chair, Executive’s annual award under the LTIP for the 2027 fiscal year shall have a grant date target value of $7,500,000, which shall be comprised 50% of PSUs, 25% of RSUs and 25% of Options. Annual awards under the LTIP shall be granted under the Plan and shall be subject to the terms thereof, the terms of the award agreements pursuant to which such award is made, the terms of this Agreement and the approval of the Committee and/or Board. The award for the 2026 fiscal year will be granted in 2026 and the award for the 2027 fiscal year will be granted in 2027, in accordance with the Company’s regular compensation cycle.
•Termination.
•Section 7(d) is amended to add the following sentence to the end of such section:
For the avoidance of doubt, (i) neither Executive’s transition in accordance with the terms of Section 2(a) above nor any appointment of a President or CEO of the Company by the Board nor (ii) the reduction in the Annual LTIP Award described herein constitute termination without Cause for purposes of this Section 7(d).
•Section 7(e) is amended to add the following sentence to the end of such section:
For the avoidance of doubt, (i) neither Executive’s transition in accordance with the terms of Section 2(a) above nor any appointment of a President or CEO of the Company by the Board nor (ii) the reduction in the Annual LTIP Award described herein constitute termination for Good Reason for purposes of this Section 7(e).
•Section 7(g) is amended to add the following sentence to the end of such section:
The Company may also terminate your employment other than for Cause on or after the close of business on the last day of your Retirement Notice Period, and, notwithstanding any other provision of this Agreement, you will be entitled to the benefits provided in Section 9(d) hereof (and no other severance or similar compensation under this Agreement or any other arrangement with AIG).
•Section 7(h) (Expiration of Employment Term) is deleted.
•Compensation Upon Termination. Section 9(e) (Expiration of Employment Term) is deleted.
•Restrictive Covenants.
•In order to reflect the omission of Section 9(e), Section 13(d) is amended to delete the following language: “provided that, notwithstanding anything to the contrary, if the Executive’s termination of employment is pursuant to Section 9(e) hereof, then this Section 13(d) shall only apply subject to Executive’s prior approval and if the Company provides Executive with the benefits he would have received had his termination been pursuant to Section 9(c) hereof (for the avoidance of doubt, subject to Section 16(e) hereof).”
•Section 13(i) is amended to add the following sentence to the end of such section:
For the avoidance of doubt, the non-competition provisions set forth in Sections 13(d), (e), (f) and (g) hereof, shall survive Executive’s termination of employment pursuant to Section 7(g) (Retirement).

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•Release. Section 16(e) is amended and restated in its entirety to read:
Executive agrees to execute and cause to become irrevocable a release substantially in the form set forth on Exhibit A hereto, and the Company agrees to execute such release, in each case, within fifty-five (55) days following Executive’s Termination Date. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year. Where applicable, references to Executive in this Section 16(e) shall refer to Executive’s representative or estate.
Except, as set forth in this letter, all other terms and conditions set forth in your Employment Agreement remain in full force and effect.
In recognition of your contributions to AIG, AIG agrees to provide you with the right to provide reasonable comments on public statements made by AIG in connection with the foregoing, including on the 8-K and press release associated with the events described in this letter.
AIG will reimburse your counsel directly for reasonable legal fees incurred in connection with the review, negotiation and execution of this letter up to a maximum of $50,000.

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Sincerely,
American International Group, Inc.
/s/ Rose Marie Glazer
By:
Rose Marie Glazer
Executive Vice President

I agree with and accept this Amendment.
/s/ Peter Zaffino

Peter Zaffino

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EXHIBIT A

AMERICAN INTERNATIONAL GROUP, INC.
RELEASE AGREEMENT

    WHEREAS, Peter Zaffino’s (the “Employee”) employment with the American International Group, Inc., a Delaware Corporation (the “Company” or “AIG”) terminated on [•], 202• (the “Termination Date”) and, as of that date, the Employee shall cease performing the Employee’s employment duties and responsibilities for AIG;

    WHEREAS, the Employee and AIG are entering into this Release Agreement (the “Agreement”) as of [•], 202•;

    NOW, THEREFORE, it is hereby agreed by and between the Parties as follows:

I.     Employee Release of Claims

In consideration of the payments and benefits under your Employment Agreement with the Company, dated as of November 10, 2022, as amended by the Amendment dated January 3, 2026, (the “Employment Agreement”) to which the Employee agrees the Employee is not entitled until and unless the Employee executes this Agreement, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns, subject to the following two sentences hereof, agrees to all the terms and conditions of this Agreement and hereby waives and releases any common law, statutory or other complaints, claims, or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against AIG and its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), successors, assigns, directors, officers, partners, members, employees, agents, or benefit plans (collectively, the “Releasees”) arising on or before the date of Employee’s execution of this Agreement, including, without limitation, claims for breach of contract or wrongful discharge, claims for additional compensation, claims for severance pay, claims of defamation or any other tort claims arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988, the Sarbanes-Oxley Act of 2002, all as amended; and all other federal, state, local and foreign laws and regulations. By signing this Agreement, the Employee acknowledges that the Employee intends to waive and release any rights known or unknown that the Employee may have against the Releasees under these and any other laws; provided that the Employee does not waive or release claims with respect to (i) the right to enforce the Employee’s rights under this Agreement or the Employment Agreement, (ii) any rights to indemnification under the Company’s charter and by-laws or Section 16(c) of the Employment Agreement, (iii) any rights as a shareholder of the Company or (iv) claims that the law does not permit Employee to waive by signing this Agreement (the “Unreleased Claims”). Nothing herein modifies or affects any vested rights that Employee may have under any applicable retirement plan, 401(k) plan, incentive plan, or deferred compensation plan; nor does this Agreement confer any such rights, which are governed by the terms of the respective plans (and any agreements under such plans).

II.    Company Release of Claims

In consideration for the Employee’s release of claims set forth herein and the Employee’s other obligations in this Agreement, the Company, for and on behalf of its shareholders, successors, assigns, directors, officers, partners, members, employees, agents or benefit plans, agrees to all the terms and conditions of this Agreement and hereby waives and releases any common law, statutory or other complaints, claims or causes of action of any kind whatsoever, both known and unknown, in law or in

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equity, which the Company ever had, now has or may have against the Employee and her successors or assigns, arising on or before the date of the Employee’s execution of this Agreement, including, without limitation, claims for breach of contract or wrongful discharge, claims for additional compensation, claims for defamation or any other tort claims arising under federal, state, local and foreign laws and regulations. By signing this Agreement, the Company acknowledges that the Company intends to waive and release any rights known or unknown that the Company may have against the Employee under these and any other laws; provided that the Company does not waive or release claims with respect to the right to enforce the Company’s rights (i) under this Agreement or the Employment Agreement or (ii) under the American International Group, Inc. Financial Restatement Compensation and Recoupment Policy effective as of September 11, 2023 or the American International Group, Inc. Clawback Policy effective as of March 21, 2013 and amended and restated as of December 1, 2023, in each case, as may be further amended from time to time, or any successor policy.

III.    Proceedings

The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Employee represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted. By signing this Agreement the Employee:

(a) Acknowledges that the Employee shall not initiate or cause to be initiated on his or her behalf any Proceeding and shall not participate in any Proceeding, in each case, except as set forth below or as required by law; and

(b) Waives any right to recover monetary damages or other individual relief arising out of any Proceeding.

Notwithstanding the above, nothing in Section III of this Agreement shall:

(x) limit or affect the Employee’s right to challenge the validity of the Employee’s release set forth in Section I above under the ADEA, or the Older Workers Benefit Protection Act;

(y) prevent the Employee from filing a charge or complaint with, or participating in any investigation or proceeding conducted by the EEOC, the National Labor Relations Board or other federal, state or local governmental or regulatory agencies.

IV.    Time to Consider
The payments and benefits payable to the Employee under this Agreement include consideration provided to the Employee over and above anything of value to which the Employee already is entitled. The Employee acknowledges that the Employee has been advised that the Employee has twenty-one (21) days from the date of the Employee’s receipt of this Agreement to consider all the provisions of this Agreement.

THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION I OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

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V.    Revocation
The Employee hereby acknowledges and understands that the Employee shall have seven (7) days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to the Chief HR/Employment Counsel of the Company no later than 5:00 p.m. on the seventh day after the Employee has signed the Agreement. Neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to the Employment Agreement or this Agreement until eight (8) days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement. If the Employee revokes this Agreement pursuant to this Section, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of AIG under any section of this Agreement. This Agreement, including, for the avoidance of doubt, Section II of this Agreement, will not become effective and enforceable until the eighth day after Employee’s signature (if not revoked pursuant to the terms of this paragraph).

VI.    No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or AIG.

VII.    Governing Law

    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

Peter Zaffino

By:
Name: Peter Zaffino Date: [•], 202•

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name: [•] Date: [•], 202•
Title: [•]